As filed with the Securities and Exchange       Page 1 of ___ pages
Commission on October 27, 1999                  Reg. No. 33- ______


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                                   ----------
                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             MASON OIL COMPANY, INC.
              (Exact name of registration as specified in charter)

                     Utah                         37-109974
          (State of Incorporation)    (I.R.S. Employer Identification Number)

                        1324 Capital Circle, N.W., Unit C
                          Lawrenceville, Georgia 30043
                                 (770) 338-1958
                    (Address of Principal Executive Offices)

                             Mason Oil Company, Inc.
                              Executive Stock Plan
                            (Full Title of the Plan)
      --------------------------------------------------------------------

           Geoff Williams                       Copy to:
              President                   P. Christian Anderson
       Mason Oil Company, Inc.            Snell & Wilmer L.L.P.
  1324 Capital Circle, N.W., Unit C   111 East Broadway, Suite 900
    Lawrenceville, Georgia 30043       Salt Lake City, Utah 84111
           (770) 338-1958                    (801) 237-1900
(Name, address and telephone number,
        including area code,
        of agent for service)
      --------------------------------------------------------------------


                         CALCULATION OF REGISTRATION FEE

 Title of                  Proposed       Proposed
Securities     Amount       Maximum        Maximum           Amount of
   to be        to be    Offering Price   Aggregate         Registration
Registered   Registered    Per Share(1) Offering Price(1)       Fee
__________   ___________   ___________  _________________   ____________

Common Stock
 $.001
 Par value    4,600,000      $.276      $1,270,750          $353


(1) Calculated according to Rule 457 of the Securities Act of 1933 for the purpose of determining the applicable registration fee. Based upon the average of the bid and asked price per share of the Registrant's common stock from October 20, 1999 to October 26, 1999.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     This Registration Statement is filed with the Securities and Exchange Commission (the "Commission") for the purpose of registering shares of common stock, $.001 par value ("Common Stock") of Mason Oil Company, Inc. (the "Company") in connection with the Executive Stock Plan.

     The documents containing the information specified in Part 1, Items 1 and 2, will be delivered to participants in accordance with Form S-8 and Securities Act Rule 428.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     We incorporate by reference the documents listed below, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"):

     (1) Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999;

     (2) Description of Mason Oil Company's capital stock contained in its registration statement on Form 10SB-1 filed May 14, 1996, including all amendments or reports filed for the purpose of updating such description.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None; not applicable.

Item 6. Indemnification of Directors and Officers.

     Part 9 of the Utah Revised Business Corporation Act (the "RBCA") contains provisions entitling directors and officers of the Registrant to indemnification under certain conditions from judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys' fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Registrant. Indemnification under the RBCA is generally permissible if the conduct of the director or officer was in good faith and the director or officer reasonably believed that his or her conduct was in, or not opposed to, the Registrant's best interest, and, in a criminal case, the director or officer had no reasonable cause to believe his conduct was unlawful. Such indemnification would not be permitted under the RBCA in connection with a proceeding by or in behalf of the Registrant in which the director or officer was adjudged liable to the Registrant, or in connection with any other proceeding in which the director or officer was adjudged liable on the basis that he or she derived an improper personal benefit.

     Mandatory indemnification is required under the RBCA for a director or officer who is successful, on the merits or otherwise, in the defense of any proceeding, or any claim, issue or matter in a proceeding, to which he or she was a party because he or she is or was a director or officer of the Registrant. A court may order indemnification if mandatory under RBCA or if the court determines that the director or officer is fairly and reasonably entitled to indemnification under the circumstances, regardless of whether the director or officer met the applicable standard of conduct or was adjudged liable to the Registrant or adjudged liable on the basis of receipt of an improper personal benefit.

     Payment of expenses for officers and directors is permitted in advance of a final disposition of a proceeding on certain conditions, including the furnishing of written affirmation by the director or officer of such officer's or director's good faith belief that he or she has met the applicable standard of conduct, the furnishing of a written agreement to repay the advance if the director or officer is ultimately determined not to have met the applicable standard of conduct, and a determination is made that the facts then known to the persons making the determination would not preclude indemnification under the RBCA. This determination is to be made either by the Board of Directors, a committee of the Board of Directors, special counsel, or the shareholders, under conditions and procedures generally designed to assure the independence of the body making the determination.

     The Articles of Incorporation of the Registrant provide that the Registrant shall indemnify and hold harmless to the fullest extent permitted by applicable law any person, and such person's heirs and administrators, who shall serve at any time as a director or officer of the Registrant, from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of being or having been a director or officer of the Registrant, or by reason of any action alleged to be taken or omitted by such person as a director or officer of Registrant. The Articles of Incorporation also provide that Registrant shall reimburse each such person for all legal and other expenses reasonably incurred in connection with such claim or liability, and that the Registrant has the authority to defend such person from such claims or liabilities. Indemnification under the Registrant's Articles of Incorporation is restricted to such claims or liabilities as do not arise from such person's own negligence or willful misconduct.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing arrangements, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     The Executive Stock Plan provides that to the extent permitted by law, the Registrant will will indemnify and hold harmless each of Paul Ingram and John Naylor (each, an "Executive") against any losses, claims, damages, liabilities, or expenses, including without limitation attorneys' fees and disbursements, to which each Executive may become subject under the Securities Act of 1933, as amended (the "1933 Act") to the extent that such losses, claims, damages or liabilities arise out of or are based upon any violation by the Registrant of the 1933 Act, or any rule or regulation promulgated thereunder applicable to the Registrant, or arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in the Form S-8, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of any violation by the Registrant of any rule or regulation promulgated under the 1933 Act applicable to the Registrant and relating to action or inaction of the Registrant in connection with such Form S-8; provided, however, that the indemnity agreement contained in the Executive Stock Plan shall not apply to any loss, damage or liability to the extent that the same arises out of or is based upon an untrue statement or omission made in reliance upon and in conformity with information furnished by Each Executive in writing for use in connection with such Form S-8.

Item 7. Exemption from Registration Claimed.

None; not applicable.

Item 8. Exhibits.

      Exhibit Number       Exhibit Description
           5.1             Opinion Regarding Legality by Snell &
                           Wilmer, L.L.P., Counsel to Registrant
           23.1            Consent of Snell & Wilmer, L.L.P.,
                           Counsel to Registrant (contained in the
                           Opinion Regarding Legality, attached
                           hereto as Exhibit 5.1)
           23.3            Consent of Ehrhardt Keefe Steiner &
                           Hottman, P.C. Independent Public
                           Accountants
           99.1            Executive Stock Plan, dated October 27,
                           1999


Item 9. Undertakings.

Not applicable.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota, State of Florida, on November 1, 1999.

                                 MASON OIL COMPANY, INC.


                                       By  /s/ Geoff Williams
                                           Geoff Williams
                                           Chief Executive Officer

     Pursuant to the requirements of the Securities 1933 Act, as amended, this Registration Statement has been signed by the following persons in the capacity and on the dates indicated below.



/s/ Geoff Williams                                Date:  November 1, 1999
Geoff Williams
Director and Chief Executive Officer


/s/ Bob Palmquist                                 Date:  November 1, 1999
Bob Palmquist
Director and President


/s/ Joy Williams                                  Date:  November 1, 1999
Joy Williams
Director, Secretary and Treasurer

                                INDEX TO EXHIBITS


      Exhibit Number       Exhibit Description
           5.1             Opinion Regarding Legality by Snell &
                           Wilmer, L.L.P., Counsel to Registrant
           23.1            Consent of Snell & Wilmer, L.L.P.,
                           Counsel to Registrant (contained in the
                           Opinion Regarding Legality, attached
                           hereto as Exhibit 5.1)
           23.2            Consent of Ehrhardt Keefe Steiner &
                           Hottman, P.C., Independent Public
                           Accountants
           99.1            Executive Stock Plan, dated October 27,
                           1999